 EXHIBIT 99.1

Pac-Van, Inc. Acquires Storage and Office Container, Storage Trailer and Mobile Office Assets From Tilton Trailer Rental Corp

Indianapolis, IN, October 8, 2018 – General Finance Corporation’s (NASDAQ:GFN) subsidiary, Pac-Van, Inc., announced its acquisition on Friday, October 5th of the assets of Tilton Trailer Rental Corp of Tilton, New Hampshire. Tilton is located 35 miles north of Manchester, New Hampshire, the largest population center of New Hampshire. The company provides its customers with high quality portable storage containers, office containers, mobile offices and storage trailers.

“This acquisition of the assets from Tilton Trailer Rental Corp provides Pac-Van with almost 1,500 additional fleet rental units and adds eight new professionals to our team,” said Jody Miller, CEO of General Finance Corporation. “We are excited about adding another location in the Northeast that is geographically complimentary to Pac-Van’s existing locations in Boston and Vermont. This will allow the Pac-Van team to grow market share in the region while continuing to deliver highly valued and convenient portable storage and office space solutions to New England.”

About Pac-Van
Pac-Van, Inc. (www.pacvan.com), a wholly-owned subsidiary of General Finance Corporation, provides storage and office space solutions to its customers through the leasing and selling of storage containers, mobile office trailers, modular buildings and bulk liquid storage frac tanks. The company serves a wide variety of customers, including those in the commercial, construction, education, government, health care, industrial, and retail sectors. Committed to providing high quality products, dependable service and sales excellence, Pac-Van, Inc. is headquartered in Indianapolis, Indiana, and has over 50 offices throughout North America.

About General Finance Corporation
Headquartered in Pasadena, California, General Finance Corporation (NASDAQ: GFN, www.generalfinance.com) is a leading specialty rental services company offering portable storage, modular space and liquid containment solutions. Management’s expertise in these sectors drives disciplined growth strategies, operational guidance, effective capital allocation and capital markets support for the Company’s subsidiaries. The Company’s Asia-Pacific leasing operations in Australia and New Zealand consist of Royal Wolf Holdings Limited (www.royalwolf.com.au), the leading provider of portable storage solutions in those countries. The Company’s North America leasing operations consist of wholly-owned subsidiaries Pac-Van, Inc. and Lone Star Tank Rental Inc. (www.lonestartank.com), providers of portable storage, office and liquid storage tank containers, mobile offices and modular buildings. The Company also owns Southern Frac, LLC (www.southernfrac.com), a manufacturer of portable liquid storage tank containers and other steel-related products in North America.

Media Contact: Shannon Jordan Pac-Van, Inc. sjordan@pacvan.com 317-489-5771		Investor Contact: Larry Clark Financial Profiles, Inc. lclark@finprofiles.com 310-622-8223
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